Monthly Summary Report	June 30, 2015

Description

The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)

The Board of Directors of the Fund has authorized quarterly distributions under the MDP at an annual rate of 10% of the Fund’s net asset value (“NAV”) per share recorded on the last business day of the previous calendar year. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund’s MDP exemptive order. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights

Total Net Assets (million)1	$332.05	Daily Average Number of Shares Traded2	26,737
NAV per share1	$21.99	Outstanding Shares3	15,097,256
Closing price NYSE4	$21.17	Expense Ratio (04/30/2015)	1.60%
Premium (Discount)	(3.73%)	Portfolio Turnover (04/30/2015)	8.94%

Performance5	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
Market Price	-4.25%	4.39%	-16.32%	4.77%	9.67%	11.20%
NAV per share	-1.43%	-0.47%	-13.60%	2.51%	7.27%	9.64%
MSCI Mexico Index	-1.50%	-1.77%	-12.08%	0.10%	5.75%	9.50%
Bolsa IPC Index	-1.51%	-1.37%	-11.94%	-0.14%	5.16%	10.52%

These figures represent past performance. Past performance does not guarantee future results. The Fund’s investment return and principal value will fluctuate so that an investor’s shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1Source: Impulsora del Fondo México, S.C. (“Impulsora”).
2 Source: NYSE. Figure represents average volume traded on all U.S. consolidated markets during the month.
3 During June 2015, the Fund did not issue any shares under its Equity Shelf Program.
4 Source: NYSE.
5 Source: Impulsora. All figures take into account reinvestment of distributions.

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The Mexico Fund, Inc.	June 30, 2015

Top Ten Holdings (65.11% of Net Assets)
1 América Móvil	15.71%	6 Grupo Televisa	5.35%
2 Fomento Económico Mexicano	8.57%	7 Grupo México	4.31%
3 Wal-Mart de México	7.73%	8 Alfa	4.22%
4 Cemex	7.17%	9 Kimberly-Clark de México	3.25%
5 Grupo Financiero Banorte	5.78%	10 Liverpool	3.02%

Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments

During June 2015, global equity markets decreased as compared with the previous month. The Eurogroup and Greece did not reach an agreement to extend Greece’s second bailout program by June 30th. As a result, Greece failed to repay €1.5 billion owed to the International Monetary Fund (“IMF”), and the Greek government imposed capital controls. A referendum will take place in Greece on July 5th to vote on the proposed third bailout program by the Eurogroup. In other news, the U.S. Federal Reserve (the “Fed”) held its monthly meeting regarding monetary policy in mid-June during which it maintained its overnight interest rate between 0.00% and 0.25%. The average forecast of Fed officials for the overnight interest rate at the end of 2015 and 2016 is 0.57% and 1.75%, respectively, a reduction of 20 and 27 basis points, respectively, from March estimates. In addition, the Fed forecast GDP growth for 2015 between 1.8% and 2.0%, down from its March estimate of between 2.3% and 2.7%. The Fed´s next meeting will take place at the end of July 2015. The Euro Stoxx Index declined 2.5% during the month in dollar terms, supported by the Euro’s appreciation of 1.5% to $1.11. The DJIA and the S&P 500 decreased 2.2% and 2.1%, respectively, and the U.S. 10-year Treasury note increased for a third consecutive month to 2.35%, a monthly rise of 23 basis points. The MSCI Mexico Index decreased 1.5% during June, driven by a 2.3% depreciation of the Mexican peso to Ps. $15.74.

In local news, midterm elections were held on June 7th, 2015 to elect the lower chamber of Congress, nine governorships and local congresses in 16 states. The Partido Revolucionario Institucional (“PRI”), President Peña Nieto´s party, together with its allies, maintained a majority in the lower chamber of Congress. Additionally, Mexico´s Central Bank (“Banxico”) maintained unchanged its reference overnight interest rate at 3.0%.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure
All performance shown is historical, assumes reinvestment of distributions and does not guarantee future results. Investment return and principal value fluctuate with changing market conditions so when sold, shares may be worth more or less than that of the original cost. Total return based on market price reflects changes in market value. Total return based on net asset value reflects changes in the Fund’s net asset value during each period.

Current performance may be lower or higher than the performance data quoted. This commentary is for informational purposes only, and is not intended as an offer or recommendation with respect to the purchase or sale of any security, option, future or other derivatives in such securities.

Closed-end funds are traded on the secondary market through one of the stock exchanges. The Fund’s investment return and principal value will fluctuate so that an investor’s shares may be worth more or less than the original cost. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective. Past performance does not guarantee future results.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund’s investment objective, risks, charges and expenses before investing.

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